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                                                                  EXHIBIT 10.7


                               ARAMARK CORPORATION

                      AGREEMENT RELATING TO EMPLOYMENT AND

                           POST-EMPLOYMENT COMPETITION


This Agreement is between the undersigned individual, Barbara A. Austell, ("Employee") and ARAMARK CORPORATION ("ARAMARK").

                                    RECITALS
                                    --------

A. ARAMARK is the leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business segments: food, leisure and support services; health and education services; magazine and book services; and uniform services.

B. ARAMARK has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data ("Proprietary Information") which includes, but is not limited to, annual and strategic business plans; financial plans, reports and systems including, profit and loss statements and other information regarding costs, profits, sales and the financial condition of ARAMARK and its business units; management development reviews, including information regarding the capabilities and experience of ARAMARK employees; information regarding ARAMARK*s relationships with its clients, customers, and suppliers and prospective clients, customers and suppliers; and technical data and know-how, including policy and procedure manuals, computer programs, recipes, accounting forms and procedures and human resource policies and procedures, all of which information is not publicly disclosed and is considered by ARAMARK to be confidential trade secrets.

C. Employee shall be employed as Senior Vice President, Finance and Treasurer and shall have access to ARAMARK*s Proprietary Information, directly in the course of Employee*s employment, and indirectly through interaction with and presentations by other senior managers at the Executive Leadership Institute, Executive Corps meetings, President*s Council meetings, Chairman*s Council meetings and the like, and ARAMARK will encourage Employee to develop personal relationships with ARAMARK*s clients, prospective clients and suppliers.

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D.    ARAMARK will be vulnerable to unfair post-employment competition by
      Employee since Employee will have access to and knowledge of ARAMARK*s Proprietary Information and will have a personal relationship with ARAMARK*s clients, prospective clients and suppliers.

E. In consideration of employment, the severance and other post-employment benefits provided for herein, Employee is willing to enter into this Agreement with ARAMARK as a condition of employment pursuant to which Employee will limit Employee*s right to compete against ARAMARK following termination of employment on the terms set forth in this Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

ARTICLE 1. TITLE; REPORTING RELATIONSHIP; BASE SALARY; BONUS (including sign-up bonus); STOCK; AUTOMOBILE; RELOCATION; TERM OF EMPLOYMENT: The terms of the "Offer Details, Barbara A. Austell" previously sent to Employee which is attached as EXHIBIT A are incorporated by reference to the same extent as if those terms were restated in this document in their entirety. However, the Title and Reporting Relationship may change during the term, provided the Title and the person to whom Employee reports are comparable to the initial Title and Reporting Relationship and there is a bona fide reason for such change.

ARTICLE 2. NON-DISCLOSURE AGREEMENT: ARAMARK shall, in the course of employment, provide and confide to Employee ARAMARK*s Proprietary Information developed at great expense by ARAMARK and which Employee recognizes to be unique assets of ARAMARK*s business. Employee shall not, during or after the term of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any such Proprietary Information which is not generally known to the public or recognized as standard practice in the industries in which ARAMARK is engaged.

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ARTICLE 3.  NON-COMPETITION AGREEMENT:

A. Subject to Article 3.B. below, Employee, for a period of two years following the voluntary or involuntary termination of employment, shall not, without ARAMARK*s written permission, directly or indirectly, become employed by (as an employee, consultant or otherwise), or acquire or maintain any ownership interest in any Business which is similar to or competitive with that conducted by or developed for later implementation by ARAMARK at any time during the term of Employee*s employment, provided, however, if Employee*s employment is involuntarily terminated by ARAMARK for any reason other than good and sufficient cause, the term of the non-competition provision set forth herein, will be modified to the longer of (i) one year, (ii) the number of months Employee receives severance payments or (iii) the number of months Employee is entitled to receive severance payments pursuant to Article 6.A. below. For purposes of this Agreement, "Business" shall be defined as a person, corporation, firm, partnership, joint venture or other entity.

B. The provision set forth in Article 3.A. above, shall apply to (i) all fifty states, and (ii) each foreign country, possession or territory in which ARAMARK may be engaged in business as of the effective date of termination or at any time during the twelve month period prior thereto.



      Further, notwithstanding anything in this Agreement to the contrary,
      Article 3.A. above shall not limit Employee*s right to engage in any business or activity if such business or activity is unrelated to the type of business or activity conducted by the business segment or segments for which Employee directly or indirectly provided services during the twenty-four month period preceding Employee*s effective date of termination unless Employee otherwise directly or indirectly acquired knowledge of Proprietary Information for such business segment or segments at any time during the twenty-four month period preceding Employee*s

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      effective date of termination. By way of example, but not limitation, if
      Employee provided services to one of the business units of The ARAMARK Food and Support Services Group or The ARAMARK Leisure Services Group, Employee would be precluded during the applicable time period from being employed by any Business providing food, leisure and support services (irrespective of the particular ARAMARK business unit that employed Employee) but Employee would not be precluded from working for a competitor in the magazine and book distribution business or uniform rental business, unless Employee had acquired knowledge of Proprietary Information for ARAMARK*s Magazine and Book Distribution business or Uniform Rental businesses within twenty-four months prior to termination, as a result of task force assignments, special projects, attendance at the Executive Leadership Institute, Executive Corps meetings, President's Council meetings, Chairman*s Council meetings, and the like.



      Further, notwithstanding anything in this Agreement to the contrary, ARAMARK agrees that if Employee resigns as a result of a material breach of the obligation that ARAMARK has assumed under this Agreement, (after being given a reasonable opportunity to cure such breach then (i) the non-competition provisions set forth in Article 3.A. above shall not apply and shall be deemed void and (ii) Employee will be entitled to the severance and post-employment benefits set forth in Article 6.A. below to the same extent as if Employee were terminated by ARAMARK without cause).

C.    Employee acknowledges that enforcement of the provisions set forth in this
      Article 3 (will apply only if there is a violation of Article 3.A.) will not unduly impair Employee*s ability to obtain other employment following the termination (voluntary or involuntary) of Employee*s employment with ARAMARK.


ARTICLE 4. NON-SOLICITATION OF EMPLOYEES: Following Termination of Employment for any reason, Employee shall not for a period of two years, directly or indirectly, at any time, in any manner, induce or attempt to influence any

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employees of ARAMARK to terminate their employment with ARAMARK. During the term of employment, Employee shall not induce or attempt to influence any employee of ARAMARK to terminate employment with ARAMARK unless Employee, in good faith, determines that it is in the interest of ARAMARK to do so.

ARTICLE 5. REMEDIES: Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, ARAMARK could sustain serious, irreparable and substantial harm to its business, the extent of which could be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, ARAMARK shall be entitled to seek an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to ARAMARK. If ARAMARK is required to enforce the provisions set forth in Articles 3 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 3 and 4 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason unenforceable as written, such court may modify any such provisions so as to permit enforcement thereof as modified.

ARTICLE 6.  POST-EMPLOYMENT BENEFITS:

A. If Employee is terminated by ARAMARK for any reason other than good and sufficient cause, Employee shall be entitled to the following post-employment benefits:

      1. Severance Pay: Employee shall receive severance payments equivalent to Employee*s monthly base salary as of the effective date of termination for twelve (12) months.

           Severance payments shall commence with the Employee*s effective date of termination and shall be made in accordance with ARAMARK*s normal payroll cycle. The period during which employee receives severance payments shall be referred to as the "Severance Pay Period".

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      2.   Other Post Employment Benefits:

           a. Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period. Employee*s share of the premiums will be deducted from Employee*s severance payments. Basic Group medical coverage provided during such period shall be applied against ARAMARK*s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under plan provisions.

           b. Employee*s leased vehicle shall be made available to Employee through the Severance Pay Period at which time Employee has the option to either purchase the vehicle in accordance with the Executive Corps plan then in effect or return it to ARAMARK.

           c. Employee*s eligibility to receive or participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, Stock Unit Retirement and any stock option or ownership plans, shall terminate as of the effective date of Employee*s termination unless provided otherwise under the terms of a particular plan, provided, however, participation in plans and programs made available solely to Executive Corps members, including, but not limited to the Executive Corps Medical Plan, shall cease as of the effective date of termination or the date Employee*s Executive Corps membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Corps Medical Plan under COBRA.

B. Termination for "Good and Sufficient Cause" shall be defined as termination for such things as material fraud or illegal activity, repeated willful failure to perform assigned duties, willful violation of a material provision of ARAMARK*s Business Conduct Policy, or intentionally working against the best interest of ARAMARK in a manner which could result in significant economic harm to ARAMARK.

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C.    If Employee is terminated by ARAMARK for reasons other than Good and
      Sufficient cause, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Articles 3 or 4. Employee shall not be under any obligation to seek any employment.

D. ARAMARK reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 2, 3 and 4 above.

E. ARAMARK expressly reserves the rights to revoke or amend, in whole or in part, the severance provisions set forth in this agreement at any time, for any reason, provided, however, in the event Employee is terminated for reasons other than Good and Sufficient cause subsequent to such revocation or amendment, Employee shall be entitled to no less than the monthly severance payments which Employee would have received under this Agreement had he been terminated by ARAMARK on the date ARAMARK elected to revoke or amend the severance provisions.



ARTICLE 7. TERM OF EMPLOYMENT: ARAMARK agrees to employ Employee for an initial term of two years as set forth in EXHIBIT A hereof after which Employee acknowledges that ARAMARK shall have the right to terminate Employee*s employment at any time for any reason whatsoever, provided, however, that any termination by ARAMARK after the initial two year term of employment, for reasons other than good and sufficient cause, shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by ARAMARK are in full satisfaction of any obligations ARAMARK may have resulting from ARAMARK*s exercise of its right to terminate Employee*s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans and conversion of insurance.

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ARTICLE 8.  MISCELLANEOUS:

A. As used throughout this Agreement, ARAMARK includes ARAMARK CORPORATION and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which ARAMARK CORPORATION or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B. This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and ARAMARK, and is entered into in consideration of the mutual undertakings of the parties and the cancellation of all previous agreements.

C. The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

D. Any dispute hereunder (except for disputes relating to alleged breaches of Articles 3 and 4) shall be exclusively resolved by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association, the award of the Arbitrator shall be final and binding on both parties and a judgment for the award may be entered in any court having jurisdiction thereof.

E. Employee shall be entitled to coverage under ARAMARK's then existing Director and Officers policies in effect from time to tome to the extent such policies cover other officers of ARAMARK and Employee shall be entitled to be indemnified and held harmless to the maximum extent set forth in the then existing ARAMARK Corporate Governance documents applicable to its officers and employees.

                                      -8-



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         IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed.






Date: July 1, 1996                         ARAMARK CORPORATION

                                       By: /s/  Brian G. Mulvaney
                                          ----------------------------
                                                Brian G. Mulvaney


                                       By: /s/  Barbara A. Austell
                                          ----------------------------
                                                Barbara A. Austell





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                                   EXHIBIT "A"

                                  OFFER DETAILS
                               BARBARA A. AUSTELL
===============================================================================

   Title:             Senior Vice President, Finance and Treasurer

                      Corporate Officer
                      Executive Corps Member



   Reports To:        James E. Ksansnak, Executive Vice President, CFO


   Base Salary:       $250,000


   Bonus:             $ 95,300 Guideline
                      $100,000 Guarantee First Year


   One-time           $300,000 with Option to Defer
   Sign On Bonus:


   Stock: 50,000 Shares - Installment Stock Purchase Opportunity 125,000 Shares - Cumulative Stock Purchase Opportunity


   Car:               Per Policy


   Relocation:        Full relocation, third party assistance if necessary


   Employment
   Agreement          We will provide you with an Employment Agreement for a
                      two year period.